Exhibit 10.2

Amendment To
Membership Interests Purchase Agreement

This Amendment, dated as of this 13th day of May, 2015, amends that certain Membership Interests Purchase Agreement, dated November 14, 2014, by and among Dale Jennings, Paul Abbott, Shawn McKeever and Mickey Ellis, as "Sellers" thereunder, and GSE Performance Solutions, Inc. (previously known as GSE Power Systems, Inc.), as "Purchaser" thereunder (the "Agreement") and is entered into by and between Shawn McKeever, acting in his capacity as Sellers' Representative as defined in, and authorized by, the Agreement, and the Purchaser.

Background

All capitalized terms used herein and not otherwise defined hall have the meaning ascribed to them in the Agreement.  Pursuant to Section 7.18 of the Agreement, each of the Sellers appointed Shawn McKeever as the Sellers' Representative, with the power to execute any amendment to the Agreement, excepting only amendments that would materially reduce the Purchase Price.

Pursuant to Section 2.3(a) of the Agreement, Sellers had the opportunity to earn the Remainder amount by achieving a Successful TVA Renewal. Sellers were unable to achieve the Successful TVA Renewal as a result of which Sellers have forfeited the Remainder pursuant to the terms of the Agreement.

Notwithstanding the failure to achieve a Successful TVA Renewal, Sellers were able to obtain a short-term renewal with the possibility of a longer term renewal of the TVA Agreement to follow. As a result, Sellers' Representative and Purchaser have agreed to amend Section 2.3(g) of the Agreement to provide for a further opportunity for the Sellers to achieve a Successful TVA Renewal and earn the Remainder.

Now therefore, intending to be legally bound hereby, the parties agree as follows:

1.	Section 2.3(g) of the Agreement is hereby amended and restated, in its entirety, as follows:

(g) The Company is in the process of renewing its contract with the Tennessee Valley Authority ("TVA"). If the Company is able to renew the TVA contract, on or before December 31, 2015, for substantially the same scope and volume of services as currently being provided, and the TVA contract includes a provision for at least a 15% markup on the base hourly straight time rate of the employees provided to TVA (a "Successful TVA Renewal"), and for one of the terms set forth below, the Remainder will be paid to Sellers as follows:
a)	if the Successful TVA Renewal term is at least two years beyond May 15, 2015, Purchaser will pay Sellers 100% of the Remainder.
b)
if the Successful TVA Renewal term is less than two years, but at least one year, beyond May 15, 2015, Purchaser will pay Sellers 50% of the Remainder; provided, however, if the Company is subsequently able to achieve an additional, Successful TVA Renewal that results in a total, consecutive Successful TVA Renewal term of at least two years from May 15, 2015, the Purchaser will pay Sellers the remaining 50% of the Remainder.

In all other events, the Remainder shall be 100% forfeited by Sellers.

2.	In the event of a conflict between the provisions of this Amendment and the Agreement, the Agreement shall be interpreted in a manner consistent with the provisions of this Amendment.

3.	This Amendment may be executed in any number of counterparts each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

4.	Except as modified herein, the remainder of the Agreement remains in full force and effect.

In witness whereof, and intending to be legally bound hereby, the parties have executed this Amendment as of the day and year first set forth above.

Sellers' Representative                                                                                                                GSE Performance Solutions, Inc.

/s/ Shawn McKeever                                                                                                              By:            /s/ Lawrence M. Gordon
Shawn McKeever                                                                                                                Lawrence M. Gordon